Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286956

Prospectus Supplement

(to Prospectus Dated May 12, 2025)

Up to $250,000,000 of Ordinary Shares

This prospectus supplement updates and amends certain information contained in the prospectus supplement, dated November 24, 2025, and the accompanying prospectus, dated May 12, 2025 (together, the “Prospectus”), relating to the sale of our ordinary shares, par value NIS 0.40 per share (“ordinary shares”), from time to time to or through BTIG, LLC (the “Sales Agent”), pursuant to that certain At-The-Market Sales Agreement, dated November 24, 2025 (the “Sales Agreement”), by and between us and the Sales Agent.

If we elect to sell any ordinary shares pursuant to this prospectus supplement and the Prospectus, such sales, if any, may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information contained herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any other amendments or supplements thereto.

Under the Prospectus, we initially registered up to $299,553,108 of our ordinary shares for offer and sale pursuant to the Sales Agreement. From November 24, 2025 through the date of this prospectus supplement, we have sold an aggregate of 1,936,660 ordinary shares for an aggregate gross sales price of $2,513,111 under the Prospectus. As of the date of this prospectus supplement, we are reducing the amount of our ordinary shares that we are offering pursuant to the Sales Agreement and the Prospectus, as supplemented by this prospectus supplement, such that we are offering up to an aggregate of $250,000,000 of our ordinary shares for sale under the Sales Agreement from and after the date hereof, excluding ordinary shares previously sold.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.” The last reported sale price of our ordinary shares on the Nasdaq Capital Market on March 19, 2026 was $1.08 per share. The last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on March 19, 2026 was NIS 3.4050 or $1.09170 per share (based on the exchange rate reported by the Bank of Israel on the same day).

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements.

Investing in our securities involves a high degree of risk. See the risks described in the “Risk Factors” sections of the Prospectus and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus supplement and the Prospectus.

Neither the SEC, the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

BTIG

The date of this prospectus supplement is March 20, 2026